Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE
Spectranetics Reports Second Quarter Financial Results
Revises 2015 Outlook

COLORADO SPRINGS, Colo. (July 23, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three and six months ended June 30, 2015. Highlights of the quarter, all compared with the three months ended June 30, 2014 include:

•	Revenue of $61.7 million increased 42% (45% constant currency1); 9% (12% constant currency) excluding AngioSculpt®

•	Vascular Intervention revenue of $26.4 million, excluding AngioSculpt, increased 17% (19% constant currency)

•	U.S. peripheral atherectomy revenue grew 21%

•	AngioSculpt revenue of $14.2 million

•	Lead Management revenue of $17.3 million increased 7% (11% constant currency)

•	Laser, service and other revenue of $3.8 million decreased 23% (21% constant currency)

“We are adjusting our 2015 outlook based on first-half results that fell short of plan and tempered expectations for the second half.  Performance of our AngioSculpt franchise was below expectations due to relatively rapid adoption of competitive drug-coated balloons and our ongoing sales force optimization efforts.  Significant actions are underway to augment and improve sales performance, optimize the potential for our Stellarex™ drug-coated balloon platform, and adjust expenses to offset the revenue shortfall,” said Scott Drake, President and Chief Executive Officer.  “While we are disappointed with these mixed results, we are focused on driving our key initiatives today and also look forward to the headwinds of drug-coated balloons becoming tailwinds in the not too distant future.”

___________________
1Constant currency and non-GAAP net loss are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Net loss for the three months ended June 30, 2015 was $7.2 million, or $0.17 per share, compared with net loss of $5.3 million, or $0.13 per share, for the three months ended June 30, 2014. Non-GAAP net loss1 for the three months ended June 30, 2015 was $9.2 million, or $0.22 per share, compared with non-GAAP net loss of $2.4 million, or $0.06 per share, for the three months ended June 30, 2014.

Year-To-Date Financial Results

Revenue for the six months ended June 30, 2015 rose 43% (46% constant currency) to $119.1 million, from $83.2 million for the six months ended June 30, 2014. Excluding AngioSculpt, revenue increased 9% (12% constant currency). Vascular Intervention revenue, excluding AngioSculpt, increased 15% (17% constant currency) to $48.9 million, AngioSculpt revenue was $28.3 million, Lead Management revenue increased 10% (13% constant currency) to $33.7 million, and laser system, service and other revenue decreased 18% (15% constant currency) to $8.3 million.

Net loss during the six months ended June 30, 2015 was $34.5 million, or $0.82 per share, compared with net loss of $11.0 million, or $0.26 per share, for the six months ended June 30, 2014. Non-GAAP net loss during the six months ended June 30, 2015 was $21.7 million, or $0.51 per share, compared with non-GAAP net loss of $7.6 million, or $0.18 per share, for the six months ended June 30, 2014.

2015 Financial Outlook

Spectranetics is revising its 2015 outlook. All references to previous revenue guidance, including the guidance of $258 million for 2015, are to the guidance provided in a Current Report on Form 8-K filed on April 29, 2015. All references to previous guidance for net loss, gross margin, and research, development and other technology expenses are to the guidance provided in the Company’s press release issued on April 23, 2015.

Spectranetics now expects 2015 revenue to be within a range of $240 million to $250 million. Compared with 2014, this range represents an increase of 17% to 22%. The following table provides a comparison of the revised 2015 outlook with the outlook previously provided.

_____________________
1Constant currency and non-GAAP net loss are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

	Previous Outlook	Revised Outlook		Growth vs. 2014
(in millions)		Low	High	Low	High
Vascular Intervention, excluding AngioSculpt	$107.6	$103	$107	16%	21%
AngioSculpt	$59.0	$55	$58	86%	96%
Total Vascular Intervention	$166.6	$158	$165	34%	40%
Lead Management	$72.6	$67	$69	1%	4%
Laser Service and Other	$18.8	$15	$16	-25%	-20%
Total Revenue	$258.0	$240	$250	17%	22%
Total Revenue, excluding AngioSculpt	$199.0	$185	$192	6%	10%

Includes $5.0 - $5.5 million of negative currency impact, which represents 2% - 3% of 2014 revenue.
Results for 2014 include six months of AngioSculpt revenue because the acquisition closed on June 30, 2014.

•	The revised Vascular Intervention guidance reflects the impact of competitive drug-coated balloon launches on AngioSculpt revenue and ongoing sales team optimization.

•	Projected Lead Management revenue reflects expectations for procedural softness and a reduction in market development spending in the second half of 2015.

•	The reduction of projected laser, service & other revenue is primarily due to increased focus on laser placements versus sales.

Net loss for 2015 is now projected to be within a range of $65 million to $69 million, or $1.53 to $1.62 per share, compared with $78 to $82 million, or $1.84 to $1.93 previously projected. Non-GAAP net loss for 2015 is projected to be within a range of $41 million to $45 million, or $0.96 to $1.07 per share, and is essentially unchanged from previous guidance as a result of cost management initiatives implemented to offset the reduced projected revenue. See “Reconciliation of non-GAAP Financial Measures” later in this release. Additional details supporting the 2015 outlook are provided below:

•
Gross margin is expected to be within a range of 73.5% to 74.0%, approximately 100 basis points less than previously projected, primarily due to lower projected revenue associated with higher margin products.

•	Research, development and other technology expenses are expected to be approximately 26.5% to 27.5% of revenue, revised from 27% to 28% previously projected.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. MT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers, conference ID 73202319, or access the webcast on the investor relations section of the Company’s website at: www.spectranetics.com. The webcast will be available on the Company’s website for 14 days following the completion of the call.

About Spectranetics
The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt® scoring balloon used in both peripheral and coronary procedures, and the Stellarex drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, outcome of litigation, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2015 outlook including projected revenue and expenses, net loss and gross margin.

Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore and Stellarex into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead removal products, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034, our debt adversely affecting our financial health and prevent us from fulfilling our debt service and other obligations, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2014 Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$61,677	$43,555	$119,099	$83,169
Cost of products sold	15,914	10,506	30,716	20,840
Amortization of acquired inventory step-up	—	—	251	—
Gross profit	45,763	33,049	88,132	62,329
Operating expenses:
Selling, general and administrative	35,562	28,452	72,504	56,192
Research, development and other technology	16,660	5,704	31,921	11,791
Medical device excise tax	821	588	1,627	1,113
Acquisition transaction, integration and other costs	11,106	3,958	21,497	4,229
Acquisition-related intangible asset amortization	3,612	136	6,782	273
Contingent consideration expense	1,060	40	2,084	78
Change in fair value of contingent consideration liability	(17,800)	—	(17,800)	—
Total operating expenses	51,021	38,878	118,615	73,676
Operating loss	(5,258)	(5,829)	(30,483)	(11,347)
Other expense	(1,838)	(490)	(3,771)	(486)
Loss before taxes	(7,096)	(6,319)	(34,254)	(11,833)
Income tax expense (benefit)	120	(1,020)	267	(873)
Net loss	$(7,216)	$(5,299)	$(34,521)	$(10,960)

Net loss per common share:
Basic and diluted	$(0.17)	$(0.13)	$(0.82)	$(0.26)
Weighted average shares outstanding:
Basic and diluted	42,389	41,603	42,273	41,479

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$49,255	$95,505
Accounts receivable, net	39,954	41,090
Inventories, net	27,769	25,446
Deferred income taxes	2,200	2,200
Other current assets	6,606	8,093
Total current assets	125,784	172,334
Property and equipment, net	42,551	33,819
Debt issuance costs, net	6,422	6,912
Goodwill and intangible assets	272,262	252,514
Other assets	1,958	1,371
Total assets	$448,977	$466,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings under revolving line of credit	$18,542	$—
Other current liabilities	46,035	41,343
Convertible senior notes	230,000	230,000
Other non-current liabilities	18,178	33,450
Stockholders’ equity	136,222	162,157
Total liabilities and stockholders’ equity	$448,977	$466,950

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2014			2015
(000’s, except laser sales and installed base amounts)	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr

Disposable products revenue:
Vascular Intervention (ex-AngioSculpt)	$22,496	$21,634	$24,371	$22,492	$26,385
AngioSculpt	—	14,942	14,684	14,021	14,245
Total Vascular Intervention	22,496	36,576	39,055	36,513	40,630
Lead Management	16,114	17,569	18,509	16,431	17,257
Total disposable products	38,610	54,145	57,564	52,944	57,887

Laser, service, and other	4,945	4,641	5,395	4,478	3,790

Total revenue	43,555	58,786	62,959	57,422	61,677
Non-GAAP gross margin percentage (excluding amortization of acquired inventory step-up) (1)	76%	75%	75%	74%	74%

Net loss	(5,299)	(13,944)	(14,731)	(27,305)	(7,216)

Cash flow used in operating activities	(1,111)	(3,403)	(7,576)	(22,461)	(10,082)
Total cash and cash equivalents at end of quarter	107,027	103,538	95,505	43,639	49,255

Laser sales summary:
Laser sales from inventory	8	7	11	6	2
Laser sales from evaluation/rental units	1	5	2	2	—
Total laser sales	9	12	13	8	2

(1) Non-GAAP gross margin percentage (excluding amortization of acquired inventory step-up) is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measure.

Worldwide Installed Base Summary:
Laser sales from inventory	8	7	11	6	2
Rental placements	32	34	26	37	42
Evaluation placements	6	11	8	11	5
Laser placements during quarter	46	52	45	54	49
Buy-backs/returns during quarter	(15)	(11)	(10)	(16)	(11)
Net laser placements during quarter	31	41	35	38	38
Total lasers placed at end of quarter	1,195	1,236	1,271	1,309	1,347

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	June 30, 2015			June 30, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$51,593	$—	$51,593	$34,854	48%	48%
International	10,084	1,359	11,443	8,701	16%	32%
Total revenue	$61,677	$1,359	$63,036	$43,555	42%	45%

	Six Months Ended
	June 30, 2015			June 30, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$100,193	$—	$100,193	$66,626	50%	50%
International	18,906	2,276	21,182	16,543	14%	28%
Total revenue	$119,099	$2,276	$121,375	$83,169	43%	46%

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	June 30, 2015			June 30, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention, ex-AngioSculpt	$26,385	$429	$26,814	$22,496	17%	19%
AngioSculpt	14,245	193	14,438	—	—%	—%
Total Vascular Intervention	$40,630	$622	$41,252	$22,496	81%	83%
Lead Management	17,257	604	17,861	16,114	7%	11%
Laser System, Service & Other	3,790	133	3,923	4,945	(23)%	(21)%
Total revenue	$61,677	$1,359	$63,036	$43,555	42%	45%

	Six Months Ended
	June 30, 2015			June 30, 2014	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention, ex-AngioSculpt	$48,877	$667	$49,544	$42,517	15%	17%
AngioSculpt	28,266	318	28,584	—	—%	—%
Total Vascular Intervention	$77,143	$985	$78,128	$42,517	81%	84%
Lead Management	33,688	1,006	34,694	30,584	10%	13%
Laser System, Service & Other	8,268	285	8,553	10,068	(18)%	(15)%
Total revenue	$119,099	$2,276	$121,375	$83,169	43%	46%

THE SPECTRANETICS CORPORATION
Reconciliation of gross margin to non-GAAP gross margin excluding amortization of acquired inventory step-up (in thousands, except percentages) (unaudited)

	Three Months Ended
	June 30, 2014	Sept. 30, 2014	Dec. 30, 2014	March 31, 2015	June 30, 2015
Gross profit, as reported	$33,049	$43,086	$46,040	$42,369	$45,763
Amortization of acquired inventory step-up (1)	—	1,014	1,060	251	—
Adjusted gross profit, excluding amortization of acquired inventory step-up	$33,049	$44,100	$47,100	$42,620	$45,763

Gross margin, as reported	76%	73%	73%	74%	74%
Non-GAAP gross margin, excluding amortization of acquired inventory step-up	76%	75%	75%	74%	74%

Footnote explanations can be found following the last non-GAAP tables.

Reconciliation of Net Loss to Non-GAAP Net Loss (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss, as reported	$(7,216)	$(5,299)	$(34,521)	$(10,960)
Acquisition transaction, integration and other costs (2)	11,106	3,958	21,497	4,229
Amortization of acquired inventory step-up (1)	—	—	251	—
Acquisition-related intangible asset amortization (3)	3,612	136	6,782	273
Contingent consideration expense (4)	1,060	40	2,084	78
Change in fair value of contingent consideration liability (5)	(17,800)	—	(17,800)	—
Release of valuation allowance related to AngioScore acquisition (6)	—	(1,266)	—	(1,266)
Non-GAAP net loss	$(9,238)	$(2,431)	$(21,707)	$(7,646)

THE SPECTRANETICS CORPORATION
Reconciliation of Net Loss Per Share to Non-GAAP Net Loss Per Share (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss per share, as reported	$(0.17)	$(0.13)	$(0.82)	$(0.26)
Acquisition transaction, integration and other costs (2)	0.26	0.10	0.51	0.10
Amortization of acquired inventory step-up (1)	—	—	0.01	—
Acquisition-related intangible asset amortization (3)	0.09	—	0.16	0.01
Contingent consideration expense (4)	0.03	—	0.05	—
Change in fair value of contingent consideration liability (5)	(0.42)	—	(0.42)	—
Release of valuation allowance due to AngioScore acquisition (6)	—	(0.03)	—	(0.03)
Non-GAAP net loss per share (7)	$(0.22)	$(0.06)	$(0.51)	$(0.18)

Reconciliation of 2015 Projected Net Loss to Non-GAAP Projected Net Loss (in millions) (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss, GAAP	$(69.0)	$(65.0)
Acquisition transaction, integration and other costs (8)	26.3	26.3
Acquisition-related amortization and contingent consideration expense (9)	15.5	15.5
Change in fair value of contingent consideration liability (5)	(17.8)	(17.8)
Non-GAAP net loss	$(45.0)	$(41.0)

Reconciliation of 2015 Projected Net Loss Per Share to Non-GAAP Projected Net Loss Per Share (unaudited)
	Projected Range
	Twelve Months Ending
	December 31, 2015	December 31, 2015
Net loss per share, GAAP	$(1.62)	$(1.53)
Acquisition transaction, integration and other costs (8)	0.62	0.62
Acquisition-related amortization and contingent consideration expense (9)	0.36	0.36
Change in fair value of contingent consideration liability (5)	(0.42)	(0.42)
Non-GAAP net loss per share (7)	$(1.07)	$(0.96)
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1)	Amortization of acquired inventory step-up relates to the inventory acquired in the AngioScore acquisition.

2)
Acquisition transaction, integration and other costs relate to the AngioScore and Stellarex acquisitions, which closed on June 30, 2014 and January 27, 2015, respectively, and included investment banking fees, accounting, consulting, and legal fees, severance and retention costs, and non-recurring costs associated with establishing manufacturing operations to support the Stellarex program. In addition, these costs included $8.0 million and $8.5 million during the first quarter and second quarters of 2015, respectively, for legal fees, including legal fees and costs advanced, associated with a patent and breach of fiduciary duty matter in which AngioScore is the plaintiff.

3)	Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015.

4)
Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones.

5)
During the three months ended June 30, 2015, we remeasured the contingent consideration liability related to the AngioScore acquisition to its fair value and reduced it by approximately $17.8 million. This reduction was the result of a decrease in our estimate of the likelihood of exceeding the 10% revenue growth threshold for the AngioSculpt products subject to the contingent consideration payments. The contingent consideration liability is based on required payments of two times annual revenue growth greater than 10% for the annual periods 2015 through 2017.

6)
Income tax benefit for the three months ended June 30, 2014 included a tax benefit of $1.3 million resulting from a reduction in the valuation allowance against our deferred tax assets related to the acquisition of AngioScore.

7)	Per share amounts may not add due to rounding.

8)
Acquisition transaction, integration and other costs consist of integration costs for the Stellarex acquisition of $6.3 million, integration costs for the AngioScore acquisition of $2.5 million, and legal fees of $17.5 million, which includes legal fees and costs advanced, associated with a patent and breach of fiduciary duty matter in which AngioScore is the plaintiff.

9)
Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts that may be payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of product development milestones.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Amortization expense, while not requiring cash settlement, is an ongoing and recurring expense and has a material impact on GAAP net income or loss and reflects costs to us not reflected in non-GAAP net loss.

•
Items such as the acquisition transaction and integration costs, contingent consideration expense and the change in fair value of contingent consideration liability excluded from non-GAAP net loss can have a material impact on cash flows and GAAP net loss and reflect economic costs to us not reflected in non-GAAP net loss.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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